Cycle Country Announces Another Increase In Revenue, Operating
Income and Gross Profit Financials Indicate February Returns to Profitability

Milford, IA. - March 14, 2006 - Cycle Country Accessories Corp. (AMEX:ATC), the recognized leader in developing and manufacturing a variety of products for the all terrain vehicle (ATV), garden tractors, and golf carts, today announced that initial February 2006 results show a considerable increase in revenue, operating income and gross profit.

Gross profit grew from $323,724 in February 2005 to $565,393 in February 2006 while operating income grew year over year from a loss of $36,226 to a gain of $72,471. Revenues for the month of February 2006 were $1,087,104, an increase of $130,000 or nearly 14% from the same time period last year.

"We are very pleased with these results," stated Ron Hickman, President and CEO of Cycle Country Accessories Corporation. "Our emphasized growth areas, Weekend Warrior, Plastic Wheel Covers, and Contract Manufacturing, were key to returning February to profitability."

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country - Spencer, providing metal fabrication.

www.cyclecountry.com     www.weekend-warrior.com    www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements:
This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Magellan Financial Media Group
Mark Gilbert, Investor Relations Manager: 317.867.2839